Registration No. 2-56437
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             --------------------

                  POST-EFFECTIVE AMENDMENT NO. 7 TO FORM S-8


                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                               BARNES GROUP INC.
              (Exact name of registrant as specified in its charter)

              DELAWARE                                     06-0247840
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        Identification No.)

           123 MAIN STREET                                   06011
         BRISTOL, CONNECTICUT                              (Zip Code)
        (Address of principal
          executive offices)


                  BARNES GROUP INC. EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)


                                SIGNE S. GATES
                SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              BARNES GROUP INC.
                               123 MAIN STREET
                              BRISTOL, CT 06011
                   (Name and address of agent for service)

                               (860) 583-7070
          (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------
                                Proposed       Proposed
   Title of                     maximum        maximum
 securities to  Amount to be    offering       aggregate      Amount of
 be registered   registered     price per      offering     registration
                                 share           price           fee
---------------------------------------------------------------------------
Common
Stock, $.01
par value (1) (2)   (3)           (4)             (4)            (4)
---------------------------------------------------------------------------

	(1) This Registration Statement also pertains to preferred stock purchase rights ("Rights") of the Registrant. Until the occurrence of certain prescribed events, the Rights are not exercisable, will be evidenced by the certificates for the common stock and will be transferred along with and only with the common stock.

                                                                            1


	(2) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued pursuant to the Plan (as defined below) as a result of stock splits, stock dividends or similar transactions.

	(3) The Registrant hereby amends the Registrant Statement wherein 2,025,000 shares (as adjusted for stock splits) of common stock, par value $.01, were registered for issuance under the Amended and Restated Employee Stock Purchase Plan (the "Plan").

	(4) The filing fee for the registered securities was previously paid with the Registration Statement.


                                                                            2


                                 PART I

	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

		*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.


                                PART II

	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

		The following documents filed with the Securities and Exchange Commission are incorporated herein by reference: the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, previously filed by Barnes Group Inc. with the Securities and Exchange Commission; all other reports previously filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange
Act") since December 31, 2000; the description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 10 filed with the Securities and Exchange Commission on August 21, 1963 under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and the description of the Registrant's preferred stock purchase rights contained in the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 20, 1996 under the Exchange Act, as amended by Form 8-A/A filed on March 18, 1999, and including any further amendment or report filed for the purpose of updating such description.

		All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration
Statement and to be a part hereof from the date of filing of such documents.



                                                                           3


                                      SIGNATURES



		The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, State of
Connecticut, on this 26th day of March, 2001.



						BARNES GROUP INC.



						By: /s/ Edmund M. Carpenter
						    ------------------------
							Edmund M. Carpenter
							President and Chief Executive Officer







                                                                           4


                               POWER OF ATTORNEY

		Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes William C. Denninger and Signe S. Gates and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoint each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature                          Title                       Date
---------                          -----                       ----

/s/ Edmund M. Carpenter            President and Chief         March 26, 2001
---------------------------        Executive Officer (the
Edmund M. Carpenter                principal executive
                                   officer) and Director

/s/ William C. Denninger           Senior Vice President,      March 26, 2001
---------------------------        Finance and Chief
William C. Denninger               Financial Officer (the
                                   principal financial
                                   officer)

/s/ Francis C. Boyle, Jr.          Vice President,             March 26, 2001
---------------------------        Controller (the principal
Francis C. Boyle, Jr.              accounting officer)

/s/ John W. Alden                  Director                    March 26, 2001
---------------------------
John W. Alden

/s/ Thomas O. Barnes               Director                    March 26, 2001
---------------------------
Thomas O. Barnes

/s/ Gary G. Benanav                Director                    March 26, 2001
---------------------------
Gary G. Benanav

/s/ William S. Bristow, Jr.        Director                    March 26, 2001
---------------------------
William S. Bristow, Jr.

/s/ Robert J. Callander            Director                    March 26, 2001
---------------------------
Robert J. Callander

/s/ George T. Carpenter            Director                    March 26, 2001
---------------------------
George T. Carpenter

/s/ Frank E. Grzelecki             Director                    March 26, 2001
---------------------------
Frank E. Grzelecki

                                                                            5

                              INDEX TO EXHIBITS

Exhibit
   No        	Description
-------       	-----------

  4.1 		Copy of the Registrant's Amended and Restated
			Employee Stock Purchase Plan.

 23.1  		Consent of PricewaterhouseCoopers, LLP, Independent Auditors.

  24			Power of Attorney (included in signature page of this
			Registration Statement).



                                                                           6


                                                               EXHIBIT 4.1

This document, dated January 1, 2001, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.


           BARNES GROUP INC. EMPLOYEE STOCK PURCHASE PLAN
     As Amended and Restated April 14, 1999 and January 1, 2001

	1.	PURPOSE OF THE PLAN.  The purpose of the Employee Stock Purchase
Plan (the "Plan") is to secure for Barnes Group Inc. (the "Company") and its stockholders the benefits of the incentive inherent in the ownership of the Company's Common Stock by present and future employees of the Company and certain of its subsidiaries. The Plan is intended to comply with the provisions of Sections 421, 423 and 424 of the Internal Revenue Code of 1986, as amended, including without limitation the rules and regulations related thereto (the "Code"), and the Plan shall be administered, interpreted, and construed in accordance with such provisions.

	2.	SHARES RESERVED FOR THE PLAN.  There shall be reserved for
issuance and purchase by employees under the Plan an aggregate of 2,025,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), subject to adjustment as provided in Section 13. Shares subject to the Plan may be shares now or hereafter authorized but unissued, or shares that were once issued and subsequently reacquired by the Company.

	3.	ADMINISTRATION OF THE PLAN.  The Plan shall be administered at the expense of the Company by a committee appointed by the Board of Directors of the Company (the "Board of Directors") consisting of not less than three non-employee members of the Board of Directors who shall serve at the pleasure of the Board and which shall be designated as the Compensation and Management Development Committee (the "Committee"). No member of the Committee shall be eligible to participate in the Plan. One member of the Committee shall be its chairman and it shall hold meetings at such times and places as it may determine. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan, and may delegate the day-to-day operation of the Plan to the Benefits Committee of the Board of Directors. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the Board of Directors. A quorum of the Committee shall consist of a majority of its members, and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting, by a written consent to the action taken signed by all members of the Committee.

	4.	ELIGIBLE EMPLOYEES.  All employees of the Company, and of such of its subsidiaries as may be designated for such purpose from time to time by the Committee, shall be eligible to participate in the Plan (each being an "Eligible Employee"), provided that each of such employees:

                                                                     7


	(i)	has customary employment of a minimum of 20 hours per week; and

	(ii)	has customary employment expected to exceed a minimum of five
		months in a calendar year; and

	(iii)	does not own, at the time of purchase, stock possessing 5% or
		more of the total combined voting power or value of all classes of stock of the Company or a subsidiary company.

	In determining whether a company is a subsidiary, the rules of Section 424(f) of the Code shall be followed, and in determining stock ownership under this Section 4, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under any outstanding options shall be treated as stock owned by the employee. For all purposes of the Plan, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations). Employees eligible to participate in the Plan pursuant to the provisions of this Section 4 are hereinafter referred to as "Eligible Employees."

	5. OPTION GRANT DATE.   Each January 1 or upon the Eligible
Employee's date of hire, every Eligible Employee shall be granted the option to purchase the maximum number of shares of the Company's Common Stock pursuant to this Plan as permitted by law, including without limitation the Code, and Section 7 hereof.

	6. ELECTION TO PARTICIPATE. Eligible Employees who elect to participate in the Plan shall file an enrollment form (the "Form") with their local human resources representative authorizing the Company to make specified regular payroll deductions from the Eligible Employee's paycheck. Such employees are hereinafter referred to as "Participating Employees." All regular payroll deductions shall be credited to a non-interest bearing account which the Company shall establish in the name of each Participating Employee (the "Payroll Deduction Account"). Payroll deductions may be specified as a percentage or dollar amount, but the annual rate of deductions may not exceed the Plan limits, as set forth in Section 7 hereof. Any person who becomes an Eligible Employee during any calendar quarter and delays initial participation in the Plan to a later time in the same quarter may make an additional lump-sum contribution for deposit in the Payroll Deduction Account designated for such employee during such quarter in an amount not in excess of the aggregate payroll deduction that the newly Eligible Employee could otherwise have made if such employee had participated in the Plan from the date he or she first became an Eligible Employee. The Committee may approve direct payments by a Participating Employee for deposit in such Participating Employee's Payroll Deduction Account at any time, subject to the annual limitations set by law and the Plan; however, in no instance may contributions to the Plan exceed the applicable maximum percentage of the Eligible Employee's earned base compensation to date.

                                                                           8


	All funds in Payroll Deduction Accounts may be used by the Company for any corporate purpose, subject to the limited rights of a Participating Employee to withdraw such funds (as described below).

	By filing a new Form with the Company, a Participating Employee may at any time, but not more than once during any calendar quarter: (i) enroll or discontinue enrollment in the Plan; (ii) withdraw an amount equal to the balance accumulated in such employee's Payroll Deduction Account; or (iii) increase or decrease the amount of their payroll deduction effective on the following payroll date.

	7.	LIMITATION ON NUMBER OF SHARES WHICH AN EMPLOYEE MAY PURCHASE.
In each calendar year, each Eligible Employee may purchase Common Stock under the Plan (and any other employee stock purchase plans qualified under Section 423 of the Code and sponsored by the Company or any of its subsidiaries) with a maximum aggregate NYSE Value equal to the lesser of (a) 10% ( or such other percentage as determined by the Committee) of the annual rate of base compensation (as defined by the Committee) in effect at the time of the filing of a Form earned and paid to the Eligible Employee or (b) $25,000. For purposes of this Section 7, the "NYSE Value" shall be the closing sale price of the Company's Common Stock as listed on The New York Stock Exchange Composite Transaction Index on the first trading day of the calendar year. The foregoing limitation shall be interpreted by the Committee in accordance with the law, including without limitation the Code.

	8.	PURCHASE PRICE.  The Purchase Price for each share of Common
Stock shall be no less than 85% (or such higher percentage as the Committee may determine from time to time) of the fair market value, or the pro rata portion of the par value for a fractional share, of such share on the Investment Date, as hereinafter defined; provided, that the Purchase Price shall in no event be less than the par value of such whole share, or the pro rata portion of the par value for a fractional share. For purposes of this
Section 8, the "fair market value" shall be the mean of the high and low sales prices of the Common Stock as listed on The New York Stock Exchange Composite Transaction Index on the Investment Date, as hereinafter defined.

	9.	METHOD OF PURCHASE AND INVESTMENT ACCOUNTS.  The last trading day of the third month in each calendar quarter commencing on or after the effective date of the Plan shall be known as an "Investment Date". Each Participating Employee having funds in a Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have been granted and to have exercised the right to purchase the maximum number of shares of Common Stock purchasable with the funds in such employee's Payroll Deduction Account at the Purchase Price on such Investment Date, subject to the restrictions set forth in Section 7. All shares so purchased shall be credited to a separate Investment Account established for such Participating Employee.

                                                                     9


	Unless the Participating Employee otherwise directs, all dividends paid with respect to the shares of the Company's Common Stock in a Participating Employee's Investment Account shall be applied to the purchase of shares of the Company's Common Stock and shares so purchased shall be added to the shares held in such Participating Employee's Investment Account. Expenses, including commissions, incurred in the purchase of such shares shall be paid by the Company.

	10.	TITLE OF ACCOUNTS.  Each Investment Account may be in the name of the employee or if the employee so indicates on the employee's Form, in the employee's name jointly with a member of the employee's family, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may have an Investment Account in the employee's name as tenant in common with a member of the employee's family, without right of survivorship.

	11.	RIGHTS AS A STOCKHOLDER.  A Participating Employee shall have the right at any time to (a) sell all or a portion of the shares of Common Stock in such employee's Investment Account; or (b) withdraw a certificate or certificates for all or a portion of the whole shares of Common Stock credited to such Investment Account. Any costs associated with the sale or certification of an employee's Common Stock shall be paid by the employee.

	12.	RIGHTS NOT TRANSFERABLE.  The right to purchase shares of Common
Stock under the Plan are not transferable by a Participating Employee.

	13.	ADJUSTMENT FOR CHANGES IN THE COMPANY'S STOCK.  In the event of a subdivision of outstanding shares of Common Stock, or the payment of a stock dividend thereon, the number of shares reserved or authorized to be reserved under the Plan shall be increased proportionately, and such other adjustment shall be made as may be deemed necessary or equitable by the Committee. In the event of any other change affecting the Common Stock, such adjustments shall be made as may be deemed equitable by the Committee to give proper effect to such event subject to the limitations of Section 424 of the Code.

	14.	RETIREMENT, TERMINATION AND DEATH.  In the event of a
Participating Employee's retirement or other termination of employment, or in the event that the employee otherwise ceases to be an Eligible Employee, the amount in the employee's Payroll Deduction Account shall be refunded to the employee and, in the event of death, shall be paid to the employee's beneficiary designated on the enrollment Form.

	If a Participating Employee ceases to participate in the Plan for any reason, a certificate in such employee's name for the whole shares of Common Stock credited to such employee's Investment Account will be forwarded to such employee at such employee's expense and any fractional shares held in such employee's Investment Account will be sold in accordance with the Company's ordinary practice and the proceeds of such sale, less selling expenses, will be remitted to such employee to the address on the Investment Account.

	15.	AMENDMENT OF THE PLAN.  The Committee may at any time amend the
Plan in any respect, except that, without the approval of the holders of a majority of the shares of Common Stock then issued and outstanding and entitled to vote, no amendment shall be made (a) increasing or decreasing the number of shares to be reserved under the Plan (other than as provided in Section 13), (b) permitting persons other than Eligible Employees to participate in the Plan, (c) withdrawing

                                                                         10


the administration of the Plan from the Committee, or (d) the effect of which will cause it to fail to meet the requirements of Section 423 of the Code.

	16.	TERMINATION OF THE PLAN.  The Plan and all rights of employees hereunder shall terminate:

	(i)	on the Investment Date that Participating Employees become
		entitled to purchase, in the aggregate, a number of shares greater than the number of reserved shares remaining available for purchase; or

	(ii)	at any time, at the discretion of the Committee, effective as of
		the end of any calendar quarter.

	In the event that the Plan terminates under the circumstances described in (i) above, reserved shares remaining as of the termination date shall be issued to Participating Employees on a pro rata basis, to the extent of funds in their respective Payroll Deduction Accounts.

	17.	EFFECTIVE DATE OF THE PLAN.  The Plan became effective on July 1,
1976.  It was amended and restated on April 14, 1999 and January 1, 2001.

	18.	GOVERNMENT AND OTHER REGULATIONS.  The Plan, and the right to purchase shares hereunder, and the Company's obligation to sell and deliver shares upon such purchase, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.


                                                                   11


                                                                EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS



TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
     OF BARNES GROUP INC.


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 8, 2001 relating to the financial statements, which appears on page 22 of the 2000 Annual Report to Stockholders of Barnes Group Inc., which is incorporated by reference in Barnes Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Hartford, Connecticut
March 26, 2001






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